SUPPLY AGREEMENT

      THIS AGREEMENT, effective as of October 20, 1997, is made by and between Laser Fare, Inc. having offices at One Industrial Drive, South, Smithfield, Rhode Island 02917 ("Laser Fare") and Dey Laboratories, L.P. having offices at 2751 Napa Valley Corporate Drive, Napa California 94558 ("DEY").

                                   WITNESSETH

      WHEREAS, DEY is the exclusive licensee to a particular design for a Peak Flow Meter (Astech(R)), and DEY desires to purchase from Laser Fare and Laser Fare agrees to manufacture, test, and sell to DEY Peak Flow Meters, hereinafter referred to as the "PRODUCTS" (and described in Addendum I of the Agreement) and DEY desires to sell the PRODUCTS in all countries of the world;

      NOW, THEREFORE, in consideration of the premises, the mutual covenants, promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant, promise, and agree as follows:

      1. MARKETING RIGHTS

      a. Laser Fare hereby acknowledges that DEY is the holder of all rights to the PRODUCTS and that Laser Fare has no rights of ownership of the PRODUCTS.

      2. MANUFACTURE AND PRODUCTS SPECIFICATIONS

      a. Laser Fare shall manufacture and supply the PRODUCTS in accordance with the specifications set forth in DEY's 510K notification and Laser Fare's standard operating procedures, as agreed to by DEY and in accordance with the Medical Devices Good Manufacturing Practices (MDGMP) as promulgated by the FDA.

      b. PRODUCTS shall be manufactured, assembled, tested, labeled, and packaged by Laser Fare in accordance with Laser Fare's specifications as approved by DEY and the MDGMP.

      c. DEY shall be responsible for the costs of any and all labeling artwork, printing plates and dies to be used in the production of labeling and packaging materials for the PRODUCTS.

      d. Laser Fare shall perform all necessary process validations of the manufacturing processes in accordance with Laser Fare's specifications, applicable compendia, and MDGMP and shall make records of such validations available to DEY for review at Laser Fare's manufacturing facility.

      e. The PRODUCTS shall be packaged in configurations specified in Addendum I to this Agreement.

      3. ORDERS

      a. DEY shall provide Laser Fare with non-binding twelve month forecasts at the beginning of each quarter. Firm purchase orders for delivery during a calendar quarter shall be initiated by DEY through submission to Laser Fare of purchase orders (PO's) specifying PRODUCTS and quantities, delivery dates, and shipping instructions, such PO's to be received by Laser Fare at least sixty (60) days prior to the earliest shipment date specified in the order.

      b. Should Laser Fare determine that there is a need to commit to the purchase of materials used in the production of the PRODUCTS in quantities which exceed the quantities required to cover the firm orders, Laser Fare will provide DEY with a justification for the purchase including the value of the commitment and if approved by DEY, DEY will accept responsibility for the value of the materials purchased should there be a decrease in order quantities. Should Laser Fare purchase an excess of materials without the approval of DEY, Laser Fare will accept full responsibility for those materials.

      c. All orders placed by DEY shall be subject to the terms and conditions of such PO's, and DEY shall accept and pay for all PRODUCTS supplied at the purchase price in effect as of the date or order. Laser Fare may deliver between ninety-five percent (95%) and one hundred five percent (105%) of each order.

      d. Laser Fare will promptly produce and ship all orders pursuant to DEY instructions. Should Laser Fare experience productions difficulties which may result in significant delay in the aforesaid lead time, Laser Fare will promptly advise DEY of the fact and shall meet with DEY in an effort to comply with section 3.e. of this Agreement.

      e. Estimated Annual Requirements are specified in Addendum II to this agreement. DEY anticipates that it shall purchase no less than these minimum quantities each year and Laser Fare shall provide capacity to produce these estimated annual requirements plus capacity to produce a quantity at least twenty five percent (25%) greater.

      4. PRICE

      a. The price for the PRODUCTS shall be as set forth in Addendum III to this agreement.

      5. TERMS

      a. Invoices for PRODUCTS shall be at prices in effect as of the date of the purchase order.

      b.    All payments shall be made in United States dollars.

      c.    The payment terms of DEY's orders shall be 2% ten days, net 30 days.

      d. Deliveries shall be made to DEY at such locations designated by the PO. All shipments of PRODUCTS hereunder shall be F.O.B. Laser Fare's facility as specified on each purchase order and shall be shipped via the carrier of DEY's choice.

      6. QUALITY ASSURANCE, RECALLS, AND PRODUCT COMPLAINTS

      a. On the same day of each shipment of PRODUCTS to DEY, Laser Fare will complete and fax to DEY a Certificate of Analysis (CofA) document and a batch record of each lot or batch included in the shipment, certifying that each lot or batch was manufactured according to Laser Fare's procedures and in compliance with applicable regulations and each lot or batch was tested and confirmed to meet all specifications as agreed to by DEY. Each document shall include the quantities released and shipped by Laser Fare and shall be signed and dated by a duly authorized official of Laser Fare's Quality Control or Quality Assurance department.

      b. The Certificate of Analysis and batch record shall be in a format and of a content as mutually agreed upon by the QA/QC departments of Laser Fare and DEY.

      c. Certificates of Analysis and batch records will be faxed to the Quality Assurance Manager of DEY. Originals will be sent for second day delivery by express service of Laser Fare's choice.

      d. DEY shall have a period of forty-five (45) days from date of receipt of PRODUCTS to inspect and reject any shipment of PRODUCTS because it does not conform with the specifications.

      e. Laser Fare shall decide whether non-conforming PRODUCTS should be destroyed by DEY or returned to Laser Fare. All expenses related to destroying or returning the PRODUCTS will be paid by Laser Fare. Laser Fare shall use reasonable efforts to promptly replace the non-conforming PRODUCTS with PRODUCTS meeting the specification. Within thirty (30) days of a determination that any PRODUCTS in non-conforming, Laser Fare shall replace the products or issue a credit to DEY equal to the sum of the amount invoiced, freight charges invoiced and actually paid by DEY, any amounts paid by DEY for testing by an independent laboratory relative to the non-conforming PRODUCTS, any amounts paid by DEY for the destruction of the non-conforming PRODUCTS, and any applicable transit insurance premium, taxes, or other similar costs.

      f. In the event Laser Fare shall be required (or shall voluntarily decide) to initiate a recall, PRODUCT withdrawal, or field correction, of any PRODUCTS, whether or not such recall has been requested or ordered by any state or Federal agency, Laser Fare shall notify DEY's Director of Quality Assurance, and DEY shall notify customers to return all such PRODUCTS and shall follow any other instructions provided by Lase Fare.

            In the event DEY believes that a recall, PRODUCT withdrawal or field correction may be necessary and/or appropriate, prior to taking any action DEY shall immediately notify Laser Fare and the parties shall cooperate with each other in determining the necessity and nature of such action.

      g. In any event, with respect to any recall, PRODUCTS withdrawal, or field correction, DEY shall make all contacts with the USFDA and shall be responsible for coordinating all of the necessary activities in connection with the recall, PRODUCT withdrawal, or field correction. Laser Fare will full cooperate in providing all requested information to DEY for DEY's submission the USFDA.

      h. Laser Fare shall bear all costs associated with any recall, PRODUCTS withdrawal, or field correction, and shall credit DEY for all costs thereof, for any recall or field correction which was caused by Laser Fare's negligence.

      i. DEY shall respond to all complaints regarding the PRODUCTS and coordinate the investigation thereof. Upon written request by DEY, Laser Fare agrees to provide all reasonable assistance to DEY in investigating and analyzing product complaints. If DEY determines that an evaluation with respect to the manufacture of components, assembly of components, packaging of components, or other manufacturing process shall be made, Laser Fare will perform such evaluation. Laser Fare shall provide DEY a written report of its determinations and conclusions from any such investigation and any such evaluation within thirty (30) days from receipt of DEY's written request.

      7. SPECIAL REQUIREMENTS

      a. PRODUCTS produced for DEY will be labeled with a unique, identifying lot number which shall not be used on any other Laser Fare PRODUCTS.

      b. Laser Fare's QA and QC representatives will observe and verify all line clearance activities, all labeling control, and reconciliation activities and shall review and approve all manufacturing documentation collected as the "batch record".

      c. Each party shall promptly notify the other, in writing, of any adverse reports, reactions or third party complaints concerning the PRODUCTS or any other information relating to the failure of the PRODUCTS to meet specifications.

      8. WARRANTIES

      a. Laser Fare represents and warrants to DEY that PRODUCTS manufactured and shipped to DEY hereunder will be manufactured in accordance with the specifications, CGMP and Medical Device GMP, and will not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended (the "ACT"), nor an article which may not be introduced into interstate commerce under the provisions of Section 404 or 505 of the Act. THE FOREGOING WARRANTIES ARE MADE BY Laser Fare EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT BY WAY OF LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS OF PURPOSE.

      9. IDEMNIFICATION


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

      a. Laser Fare shall indemnify, defend and hold DEY and its officers, directors, and employees harmless from and against any and all liability, damage, loss, cost or expense (including any costs or expenses incurred by DEY in connection with any recall of the PRODUCTS), including reasonable attorney's fees, resulting from Laser Fare's breach of its warranties hereunder, whether by reason of Laser Fare's negligence or intentional acts.

      b. DEY will indemnify, defend, and hold Laser Fare and its officers, directors, and employees harmless from and against any and all liability, damage, loss, cost or expense, resulting from the promotion, distribution, sale, or use of any PRODUCTS by DEY, arising as a result of DEY's negligence or intentional acts, unless such liability, damage, loss, cost or expense is caused by the breach of Laser Fare's warranties under Section 8 hereof.

      c. Laser Fare shall maintain product liability insurance in an amount not less than $5,000,000 and shall supply DEY with proof of insurance.

      10. REGULATORY REQUIREMENTS

      Each party shall, in performing its obligations hereunder, comply with all applicable federal and state laws and regulations and shall not be required to perform any service or obligation in respect to the PRODUCTS manufactured by Laser Fare and sold to DEY if in so doing it might, in its reasonable opinion, be violating the provisions of such law or regulation.

      11. TERM

      This agreement shall become effective as of the date first written above and, unless earlier terminated in accordance with Section 12 hereof, shall continue in full force and effect for a period of two (2) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed in successive one (1) year increments unless and until the Agreement is terminated either (i) by mutual agreement of the parties or (ii) in accordance with Section 12 hereof.

      12. Termination

      a. This agreement may be terminated at any time by either party provided notice is presented to the other party in writing not less than 180 days prior to the planned termination date.

      b. In the event either party breaches any material provision of this Agreement and fails to cure such breach within one hundred twenty
            (120) days after receiving written notice of the breach from the nonbreaching party, the nonbreaching party may terminate this Agreement upon written notice to the breaching party. The right to terminate under this Section 12(a) shall be in addition to, and not in lieu of, all other rights and remedies the nonbreaching party may have at law or in equity.

      c. DEY may terminate this agreement at any time if there have been recurring quality or delivery problems which have been unresolved to the satisfaction of DEY or if Laser Fare receives an unsatisfactory inspection by the USFDA. DEY may also terminate this agreement, without notice, if Laser Fare fails to pass a Quality Assurance audit by DEY and is unwilling to make or fails to make reasonable corrective actions.

      d. If any proceedings in bankruptcy or reorganization or for the appointment of a receiver or trustee or any other proceedings under law for the relief of debtors shall be instituted by or against DEY or Laser Fare or if either of such parties shall make an assignment for the benefit of creditors, this Agreement may be terminated by notice to the party which is subject to such proceedings; provided, however, that if such party vacates or has the proceedings dismissed within one hundred twenty (12) days, it may reinstate this Agreement by notice to the other party no later than ten (10) days after said one hundred twenty (120) day period.

      e. Any termination of this Agreement shall not release the parties from liabilities and obligations accrued as of the date thereof. If this Agreement is terminated for any reason other than a material breach by Laser Fare or by mutual agreement of the parties, then DEY shall be responsible for payment to Laser Fare for all components in process and finished PRODUCTS, packaging, labeling, and other materials ordered by Laser Fare for DEY's requirements or at DEY's request.

      f. The warranties and indemnification provisions set forth in Sections 9 and 10 hereof, respectively, shall survive any expiration or termination of this Agreement.

      g. Laser Fare will maintain all equipment supplied by DEY in workable order and will provide all normal maintenance, calibration, and validation services as required. Complete records of all maintenance, calibration, and validation will be maintained by Laser Fare and will be subject to a Quality Assurance audit by DEY.

      13. ASSIGNMENT


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

      This Agreement shall not be assigned by either party without the prior written consent of the other party.

      14. FORCE MAJEURE

      Neither party shall be responsible for any delay or failure to perform its obligations under this Agreement, in whole or in part, if occasioned by strikes, stoppages, or boycotts; or riots, insurrections, or revolutions; demands, embargoes, or restrictions thereof; fires, floods, explosions, droughts, or any other natural catastrophes; accidents; or by any other causes beyond the control of that party. In the event of force majeure, the party affected thereby shall give the other party prompt written notice of the existence of force majeure, the causes thereof, and an estimate of the reasonably anticipated delay that may be caused thereby.

      15. INSPECTIONS

      a. Laser Fare shall permit authorized representatives of DEY to inspect Laser Fare's facilities used for the production of PRODUCTS during Laser Fare's business hours and for reasonable periods for the purpose of assuring that Laser Fare is complying with the federal and state laws and regulations relating to the production of PRODUCTS. Such inspection shall be at DEY's sole expense and may be conducted annually or more frequently if any audit or USFDA inspection should give cause.

      b. Laser Fare shall immediately notify DEY of inspections by the USFDA of the manufacturing facility and shall provide copies to DEY of any FDA reports relative to such inspections as may be related to the manufacture of the PRODUCTS as soon as practical but in any event within ten (10) days after receiving such report. Laser Fare agrees that DEY shall have the right to be present to observe any inspection involving the PRODUCTS.

      16. ENTIRE AGREEMENT

      This Agreement constitutes the entire Agreement between the parties with respect to the supply of PRODUCTS and there are no understandings of any kind except as expressly set forth herein. No modification of the Agreement shall be of any force or effect unless in writing and signed by both parties hereto.

      17. NOTES

      All notices required or permitted by the terms of this Agreement by either party shall be given by prepaid, registered or certified mail to the address of the party as set forth below, or to such other address as may, from time to time, be designated in writing by such other party.

            If to DEY:        DEY Laboratories, Inc.
                              2751 Napa Valley Corporate Drive
                              Napa, California 94558

                              Attention: Mr. Charles A. Rice
                                         President and CEO

            If to Laser Fare: Laser Fare
                              One Industrial Drive South
                              Smithfield, Rhode Island 02917

                              Attention: Mr. Clifford G. Brockmyre
                                         President, CEO

      18. GOVERNING LAW

      This Agreement shall be construed and interpreted according to the laws of the State of California.

      19. WAIVER

      A waiver by either party of any term or condition of the Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future of any subsequent breach hereof. None of the rights, remedies, undertakings, and obligations hereunder shall be a limitation of any other remedy, right undertaking, obligation, or agreement of either party.

      20. INTERPRETATION

      If there is any inconsistency between the provisions of this Agreement and any purchase order or other document passing between the parties, the provisions of this Agreement shall be determinative.


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

      21. SEVERABILITY

      Any information or data (included but not limited to technical information, experience or data) regarding either party's formulations, plans, programs, plants, process, technical, materials, products, production requirements, standard specifications, costs, equipment, operations, procedures, instructions or customers (all of which is herein referred to as "Confidential Information") is the sole property of each respective party. Each party shall treat the other party's Confidential Information in the same protective manner that it treats its own confidential information. Neither party shall use, except for carrying out this agreement, or disclose to others, or permit their employees or agents to use, except for carrying out this Agreement, or disclose to others, during the term of this agreement and for a period of five (5) years from the date of termination or expiration of this Agreement, Confidential Information which has heretofore come or hereafter may come within the knowledge of, or which has been or may hereafter be received from the other party during the term of this agreement, provided, however, that nothing contained herein shall prevent a party from submitting information to a governmental authority to the extent it is desirable to secure governmental approvals or in response to a request from a governmental agency or to a court subpoena and provided further, that this paragraph shall not prevent either party from using or disclosing to others information:

      (i) Which is known to the receiving party at the time it is disclosed by or obtained form the disclosing party, which knowledge can be established by competent evidence; or

      (ii) Which is in the public domain at the time of disclosure, or through no fault of the receiving party becomes lawfully available to the public;

      (iii) Which lawfully becomes available to the receiving party from a source other than the disclosing party; or

      (iv) Which a party can prove by written records dated prior to the date of germane disclosures hereunder that such information was independently developed by persons not engaged in activities hereunder and without regard to any information conveyed by the other party hereunder.

      Upon termination of this agreement, if requested, the receiving party shall deliver to the disclosing party all notes, drawings, manuals, letters, notebooks, reports of or pertaining to the Confidential Information received from the other party hereunder, including all copies thereof, and all other Confidential Information which is in the possession of or under control of the receiving party.

      The parties shall restrict access to Confidential Information to as few as practicable of their employees and agents, and in all cases shall restrict such knowledge to only those employees and agents who are directly connected with the performance of the services covered by this agreement.

      23. HEADINGS


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

      Headings in this Agreement are included herein for convenience of reference only and have no legal affect.

      24. INDEPENDENT CONTRACTORS

      Nothing herein shall create any association, partnership, joint venture, or the relation of principal and agent between the parties hereto, it being understood that Laser Fare is manufacturing PRODUCTS as an independent contractor, and neither party shall have the authority to bind the other or the other's representatives in any way.

      25. SUCCESSORS AND ASSIGNS

      This Agreement shall be binding upon and inure to the benefit of the parties and their permitted assigns.

      IN WITNESS WHEREOF, Laser Fare and DEY have caused this instument to be executed as of the date first above written.


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

                                          DEY LABORATORIES, L.P.


                                          By: /s/ Charles A. Rice
                                             -------------------------------
                                                Charles A. Rice
                                                President and CEO

                                          Date: 10/14/97
                                               -----------------------------

                                          LASER FARE


                                          By: /s/ Clifford G. Brockmyre
                                             -------------------------------
                                                Clifford G. Brockmyre
                                                President, CEO

                                          Date: 10/16/97
                                               -----------------------------


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

                                   ADDENDUM I

      1. PRODUCTS

      For the purposes of this Agreement, PRODUCTS are as follows:

            Item                    Description
            ----                    -----------

            307010                  Astech Peak Flow Meter, Retail Pack
            307025                  Astech Peak Flow Meter, Hospital Pack


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

                                   ADDENDUM II

      1. ESTIMATED ANNUAL QUANTITIES

      a. DEY estimates that it shall purchase the following quantities of PRODUCTS per year:

                                                                  Estimated
Item              Description                               Annual Quantity
----              -----------                               ---------------

307010            Astech Peak Flow Meter, Retail Pack              120,000
307025            Astech Peak Flow Meter, Hospital Pack             96,000


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

                                  ADDENDUM III

1. PRICING

      a.    Initial pricing through December 31, 1998 shall be as follows:

            Astech Peak Flow Meter Retail Pack                    $9.00 per unit
            Astech Peak Flow Meter Hospital Pack                  $7.95 per unit

      b. Retail Pack pricing is for finished PRODUCTS, packaged in shelf cartons and shipping cases per DEY approved specifications, delivered to locations designated on the purchase order, FOB Laser Fare's facility.

      c. Hospital Pack pricing is for finished PRODUCTS, packaged as per DEY approved specifications, delivered to locations designated on the purchase order, FOB Laser Fare's facility. The hospital pack price is valid for the initial term of this agreement.

      d. Prior to the end of 1998 the parties shall meet to discuss and negotiate Retail pack pricing for 1999 and subsequent years. Laser Fare has estimated the following Retail Pack prices for the average volumes indicated below:

            Year              Price                 Quantity
            ----              -----                 --------
            1999              $7.98 per unit        7,700 units per week average
            2000              $7.05 per unit        7,700 units per week average

      e. Laser Fare shall diligently pursue cost reduction opportunities and Dey recognizes that future price reductions will be dependent on the implementation of cost reduction opportunities and annual volume increases beyond those indicated in Addendum II of this agreement.


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